Exhibit 10.1
SHAREHOLDERS’ AGREEMENT OF TRANSPHENE, INC.

THIS SHAREHOLDERS’ AGREEMENT (the “Agreement”) is entered into as of the 5th day of January 2015 in Santa Barbara, California by and among Transphene, Inc., a Nevada corporation (the “Company”), Kaustav Banerjee, an individual (“Banerjee”), and Carbon Sciences, Inc., a Nevada corporation (“CSI,” and collectively with Banerjee, the “Shareholders”), with respect to the following facts:

RECITALS

WHEREAS, the Shareholders are the record owners of the shares (collectively, the “Shares”) of the Company’s common stock noted in Schedule 1 of this Agreement.

WHEREAS, the Shareholders desire to enter into an agreement which provides for disposition of the Shares owned by a Shareholder in the event that any Shareholder seeks to dispose of his Shares.

WHEREAS, the Shareholders also wish to agree to certain other matters regarding the Shares and the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	VOTING COVENANT.

For so long as the Shareholders and their transferees own the Shares, at any annual or special shareholders meeting, and whenever the shareholders of the Company act by written consent with respect to election of directors, each Shareholder agrees to vote or otherwise give such Shareholder's consent in respect of all shares of capital stock of the Company (whether new or hereafter acquired) owned by such Shareholder or as to which such Shareholder is entitled to vote, and the Company shall take all necessary and desirable actions within its control, in order to cause:

(1)           the authorized number of directors on the Board of Directors of the Company (the “Board”) to remain at two (2) directors; and

(2)           the election to the Board to consist of William E. Beifuss and Kaustav Banerjee.

2.	PROPRIETARY RIGHTS.

With respect to inventions (“Inventions”), including but not limited to, any inventions, formulae, techniques, discoveries, developments, designs, contributions, ideas, improvements, know-how, negative know-how, new machines, manufacturing processes or methods, original writings, software programs, processes, uses, apparatus, compositions of matter, copyrights, trademarks, designs or configurations of any kind, whether or not patentable or registrable under patent, copyright or similar statutes, conceived, made, learned or reduced to practice by Banerjee, either alone or jointly with others, or any improvements to any of the above, conceived, made, learned or reduced to practice by Banerjee, alone or with others, during Banerjee’s employment or engagement by the Company, which are related to or useful in the current or potential business of the Company, result from the tasks assigned to Banerjee by the Company or result from the use of any facilities or equipment of Company:

(1)           Banerjee will disclose such Inventions promptly to the Company;

(2)           Such Inventions are the sole property of the Company and Banerjee hereby assigns to the Company any rights he has or may acquire in any Inventions;

(3)           Banerjee will assist the Company in obtaining patent, copyright and trademark protection in all countries for the benefit of the Company; and

(4)           Banerjee will execute all such documents and take such further action as may be reasonably requested by the Company to effect the intention of this section.

(5)           CSI recognizes that Banerjee is an employee of the University of California at Santa Barbara (“UCSB”) and has certain intellectual property assignment obligations to UCSB.  Accordingly, the Inventions described in this Section 2 shall exclude any inventions that are assignable to UCSB through Banerjee’s employment agreement with UCSB.  Banerjee agrees not to disclose or practice any of the Company’s Inventions and intellectual property at UCSB without the prior written consent of the Company.

3.	SALE OF SHARES.

Before there can be a valid sale or transfer of any of the Shares in the Company by any holder thereof (hereinafter referred to as the “Selling Shareholder”), the Selling Shareholder shall first offer its Shares to the other Shareholder (hereinafter referred to as the “Non-Selling Shareholder”) and then to the Company in the following manner:

A.           Delivery of Notice

The Selling Shareholder shall deliver a notice (“Initial Notice”) in writing in the manner set forth in Paragraph 10 below to the Secretary of the Company stating the price, terms and conditions of the proposed sale or transfer, and the identity of the proposed purchaser.  For a period of ten (10) days thereafter, the Non-Selling Shareholder shall have the prior right to elect to purchase all of the Shares so offered (and not less than all) at the purchase price and subject to the terms of payment set forth in subparagraph 3D below (the “Purchase Price”), provided, that Non-Selling Shareholder must close the purchase within thirty (30) days after electing to purchase the Shares.  The Non-Selling Shareholder shall exercise its rights by delivering to the Secretary, in the manner set forth in Paragraph 10 below, a written offer to purchase all of the

Shares within ten (10) days after receipt of the Secretary’s notice, and by closing the purchase within thirty (30) days thereafter.  Should the Non-Selling Shareholder elect not to purchase all the Shares being offered for sale by the Selling Shareholder, then the Company will have the option to elect to purchase the Shares for a period of ten (10) days after the expiration of the Non-Selling Shareholder’s purchase rights, and must close the purchase within thirty (30) days thereafter at the price and on the terms set forth in subparagraph 3D herein.  If neither the Non-Selling Shareholder nor the Company offer to purchase all of the Shares being offered for sale by the Selling Shareholder, then the Secretary shall so notify the Selling Shareholder at the termination of the Company’s ten (10) day option period.

B.           Failure to Purchase all Shares

If no offers to purchase all of the Shares referred to in the Initial Notice to the Secretary have been made in accordance with the foregoing provisions, the Selling Shareholder may dispose of all said Shares to any person or persons he or she may so desire; provided, however, that (i) the Selling Shareholder shall not transfer said Shares at a different price or on different terms than those specified in the Initial Notice; (ii) the contemplated sale must take place within sixty (60) days from the date the Secretary gives notice to the Selling Shareholder as set forth in the last sentence of subparagraph 3A above, or the Selling Shareholder must again comply with all of the requirements of this Paragraph 3, (iii) the sale or transfer may not occur if the buyer is not a bona-fide buyer, and (iv) the buyer must agree in writing to be bound by all of the terms and conditions of this Agreement.  In any sale of Shares, the Selling Shareholder shall comply with all federal and state securities laws, rules and regulations.

C.           Waiver

The restrictions on transfer of Shares as provided herein, other than the restriction relating to the rules and regulations of any state or federal governmental agency, may be waived by the filing of a written waiver of said restrictions with the Secretary of the Company, signed by all of the Shareholders of the Company.  The waiver shall designate with particularity the transaction as to which the waiver is effective.

D.	Payment Terms for Purchase by Company or Remaining Shareholder

Should the Company or the Non-Selling Shareholder exercise the right to purchase the Shares of the Selling Shareholder, then the Purchase Price shall be the price and terms stated in the Initial Notice of the Selling Shareholder to the Secretary of the Company given pursuant to subparagraph 3A above, unless the Non-Selling Shareholder elects in its sole discretion to pay the Purchase Price as follows:  33% of the Purchase Price payable in cash upon the closing, with the balance evidenced by a promissory note payable by the Non-Selling Shareholder to the Selling Shareholder, secured by the Shares being sold, bearing interest at a rate equal to one percentage point in excess of the prime rate of interest charged by Bank of America in Los Angeles, California, from time to time, and payable 33% of the Purchase Price plus accrued interest on a date one year after the date of the issuance of the note, and 34% of the Purchased Price plus accrued interest  on a date two years after the date of the issuance of the note.

E.           Permitted Transfers

Notwithstanding anything else in this Agreement except for events occurring within the scope of Paragraph 4 of this Agreement, Banerjee may transfer Shares to his spouse or children or to any trust for the benefit of Banerjee, without being subject to a purchase option by, or the prior consent of CSI or the Company; provided, that said transferees agree in writing to be bound by all of the terms of this Agreement.

F.           Successors and Assigns

Any successor to a Shareholder who obtains Shares pursuant to the events described in Paragraph 3 of this Agreement, even if not the Company or the other shareholder, shall be bound in writing by all of the terms of this Agreement.

4.	DEATH OR BANKRUPTCY OF A SHAREHOLDER.

A.           Option to Purchase Shares

Upon the (i) death of Banerjee, or (ii) declaration of bankruptcy, assignment for the benefit of creditors or similar event regarding the insolvency of a Shareholder, whether voluntary or involuntary, which is not dismissed within sixty (60) days of said declaration, or other event potentially causing an involuntary transfer of Shares, then the following shall apply:  first the other Shareholder, for a period of thirty (30) days after receipt of notice of such event, and then the Company, for a period of thirty (30) days after receipt of notice of the other Shareholder’s election not to purchase the Shares, shall have the option to purchase all of the Shares of the Shareholder (and not less than all) referred to in (i) and (ii) above.

B.           Purchase Price of Shares

The price of the Shares shall be equal to the fair market value of the Shares.  The fair market value of the Shares shall be the fair market value as has been determined by resolution of the Board of Directors of the Company within last 90 days.  If such determination is not available, the fair market value of the Shares shall be the value upon which the selling Shareholder and the purchasing Shareholder have agreed.  If, within thirty (30) days after an election to purchase the Shares has been made (or an event requiring repurchase of the Shares), the selling Shareholder and the purchasing Shareholder cannot agree upon the fair market value of the Shares, then the fair market value of the Shares will be determined by an independent business appraiser selected by the mutual agreement of the selling Shareholder and the purchasing Shareholder, or if, within thirty (30) days thereafter, the selling Shareholder and the purchasing Shareholder cannot mutually agree on the appointment of an independent business appraiser, then each party shall promptly select an independent business appraiser and the two independent business appraisers selected will then promptly select a third independent business appraiser whose determination of the fair market value of the Shares will be binding.  The process of determining the fair market value of the Shares under Paragraph 4B of this Agreement will be made as expeditiously as practicable.

C.           Payment Terms for Shares

Payment for the Shares sold in accordance with this Paragraph 4 shall be made on the following terms:  cash in the amount of twenty percent (20%) of the purchase price and promissory note for the balance which shall have a maturity date within thirty-six (36) months of the date of the purchase of said Shares, bearing interest at the then Federal Discount Rate as determined on the 25th day of the preceding month at the San Francisco branch of the Federal Reserve Bank.  The note shall provide for quarterly payments with the first payment due on the thirtieth (30th) day following the purchase.  The purchase shall be consummated within sixty (60) days after the appointment of a new trustee of the Shareholder, or one hundred twenty (120) days after receipt of notice of bankruptcy or similar proceedings of the trustee of a Shareholder which are not dismissed within said period.

D.           Estate Tax

In the case of the death of Banerjee, CSI shall have the right to demand such tax releases as it may deem reasonably necessary to assure a transfer hereunder, free of any tax liens.  The estate of deceased trustee of a Shareholder shall bear, and save both the other Shareholder and the surviving trustee of the other Shareholder harmless from all costs and expenses required for securing any court orders, court decrease, court approvals, inheritance tax clearances, and estate tax clearances required to enable the Shareholder of the deceased trustee to transfer to the other Shareholder full legal and equitable tax-free title to the Shares of the Shareholder of the deceased trustee.  Neither the surviving trustee nor the Shareholder identified with such surviving trustee shall be liable for any portion of the Federal Estate Tax imposed on the deceased trustee’s estate, whether or not the purchase price established under the provisions of this Agreement is accepted as the valuation of the Shares for Federal Estate Tax purposes.

5.	PLEDGE OR HYPOTHECATION.

No Shareholder shall pledge, assign or hypothecate any or all of its Shares or any of his right or interest therein except as provided in this Agreement without the prior written consent of the Company.  In order for the Company to consent pursuant to Paragraph 6 of this Agreement, the holders of 100% of the issued and outstanding Shares must approve of the proposed transaction.

6.	ENDORSEMENT ON STOCK CERTIFICATE.

All certificates of stock of the Company owned by each of the Shareholders shall be endorsed with the following statement:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SHAREHOLDERS’ AGREEMENT DATED JANUARY __, 2015, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY, ALL OF THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.”

A copy of this Agreement shall be delivered to the Secretary of the Company and shall be shown by it to any person making inquiries concerning it.

7.	TERMINATION OF AGREEMENT.

This Agreement shall terminate, except for any continuing duty of the Company or any Shareholder to make payments for Shares previously purchased pursuant to this Agreement, on the first to occur of the following:

(1)           The written agreement of all of the parties; or

(2)           At such time as only one Shareholder remains because the shares of the other Shareholder have been purchased by such Shareholder or repurchased by the Company.

8.	TRANSFER AS GIFT.

Shares of the Company may not be transferred by gift to a transferee other than a party described in Paragraph 4E of this Agreement unless the other Shareholder consents.  Any Shareholder may, however, declare itself trustee of all or any of its Shares for the benefit of others on the condition that (i) the Shareholder shall remain the Shareholder of record of the Shares, and (ii) the Shares shall remain subject to the terms and conditions of this Agreement.

9.	SPECIFIC PERFORMANCE.

If any Shareholder under this Agreement makes an offer to sell, hypothecate, pledge, assign or transfer his Shares without compliance with this Agreement (the “Defaulting Shareholder”), or if any person who acquires Shares in any manner in contravention of this Agreement fails to disclose to the Company the person from whom and the price and terms on which he acquired the Shares, then, if the failure continues for five (5) days after written notice to said person or Defaulting Shareholder, the Company may institute and maintain a proceeding to compel performance of this Agreement by the Defaulting Shareholder.  Any transfer or attempted transfer of the Company’s Shares in contravention of this Agreement shall be null and void, and of no force or effect.  This Paragraph shall not be construed as limiting in any way the right of the Company or any Shareholder to pursue any other remedy available to it to enforce the provisions of this Agreement or to bring an action for damages based on the breach of any provision of this Agreement.

10.	NOTICE.

Whenever provision is made herein for the giving, service or delivery of any notice, the notice shall be in writing and shall be deemed to have been duly given, served or delivered, whether on personal delivery or on mailing the same by certified mail, return receipt requested, addressed to each of the Shareholders at their last known address (unless otherwise notified, the Shareholders’ addresses are those listed in Schedule 1 hereto), and to the Company at the address of its principal business office as set forth below (or to any other address(es) as shall be specified in any notice given under this paragraph):

If to the Company:
Transphene, Inc.
5511-C Ekwill Street
Santa Barbara, California 93111

Attention: William E. Beifuss, Jr. Chief Executive Officer

11.	AUTHORIZATION.

The Company is authorized to enter into this Agreement by virtue of the execution of this Agreement by the Shareholders.

12.	BENEFIT.

This Agreement shall be binding upon and operate for the benefit of the Shareholder and their respective executors, administrators, successors and assigns.

13.	APPROVAL AND AMENDMENT.

No waiver or amendment of this Agreement shall be valid unless in writing and duly executed by all of the parties to this Agreement against whom the amendment or waiver is sought to be enforced.  Whenever this Agreement requires the approval of the Company, Shareholders who are not Defaulting Shareholders and who hold 100% of the issued and outstanding voting common stock of the Company held by nondefaulting Shareholders must give said approval.  No evidence of any waiver or modification shall be received into evidence in any proceedings, arbitration or litigation between the parties relating to this Agreement, or the rights or obligations of the parties hereunder, unless the waiver or modification is in writing, duly executed.  The parties further agree that the provisions of this Paragraph may not be waived except as herein set forth.  This Agreement and the agreements referred to herein are the entire agreement of the parties hereto and supersede any and all other agreements, written and oral, previously made.

14.	GOVERNING LAW.

This Agreement shall be construed, interpreted and governed for all purposes by the laws of the State of California.  Venue for all legal proceedings initiated under this Agreement will be in the County of Santa Barbara, State of California.

15.	SEVERABLE PROVISIONS.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or for any reason unenforceable, in whole or in part, the remaining provisions (and any partially unenforceable provisions to the extent they are enforceable) shall nevertheless be binding and enforceable.

16.	FURTHER ACTS.

Each party hereto agrees to perform any further acts, vote his Shares in any manner, and execute and deliver any documents which may reasonably be necessary or desirable to carry out the provisions of this Agreement.  On any purchase by the Company or a Shareholder of Shares pursuant to this Agreement, the Selling Shareholder shall deliver to the Company for cancellation stock certificates evidencing the Shares so purchased.

17.	COUNTERPARTS.

Each party to this Agreement may sign a counterpart separate from all other parties to this Agreement, and every counterpart taken together shall constitute one agreement.  The Company must execute each counterpart.

18.	CONFIDENTIALITY.

Banerjee agrees that during the time is an officer, director, employee or consultant of the Company, and in perpetuity after he is no longer an officer, director, employee or consultant of the Company, he will keep confidential and not disclose any proprietary information, customer lists, or trade secrets of the Company, other than that which is already public knowledge or necessary to disclose in order to properly manage the Company’s business, or to comply with the law.

19.	COVENANT NOT TO COMPETE.

In consideration for the mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged Banerjee that, during the time that he is an officer, director or employee of the Company, he will not directly or indirectly compete with the Company by owning, managing, financing, consulting for, or sponsoring a business similar to or competitive with the Company’s business in the State of California or anywhere else in the world.  For the purposes of this paragraph, a business is a commercial organization and shall not include any non-profit organizations, universities or research institutions.  Banerjee further agrees that during the above described period he will not divert or attempt to divert, directly or indirectly, any business, customers or suppliers away from the Company.  The parties hereto intend that the covenant contained in Paragraph 19 of this Agreement be construed as a separate covenant for each county within the State of California and each nation in the world.  If, in any judicial proceeding, a court refuses to enforce any of the separate covenants deemed included in Paragraph 19 of this Agreement, then such unenforceable covenants shall be deemed eliminated from Paragraph 19 for the purpose of those proceedings to the extent, and only to the extent, necessary to permit the remaining separate covenants to be enforced.  The parties hereto acknowledge that the covenants and agreements made by them hereunder are of a special, unique and extraordinary character which gives this Agreement a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action of law.  Consequently, a breach by any party of any provision contained in this Paragraph 19 will cause the Company irreparable injury.  The parties therefore expressly acknowledge that this Agreement is of the type excluded from the operation of any law which may generally prohibit the grant of an injunction and other equitable remedies.  The parties agree that the Company shall be entitled to such injunctive relief and other equitable remedies, including temporary injunctions, if appropriate.

20.	ATTORNEYS’ FEES.

The parties hereto agree that the prevailing party in any action brought to enforce any of the terms and provisions of this Agreement shall be entitled to its reasonable attorneys’ fees and costs incurred in connection with the action.

21.	EFFECT OF AGREEMENT.

Any purported transfer, conveyance, sale, hypothecation, assignment or other disposition of Shares in violation of this Agreement is null and void ab initio.

22.	ARBITRATION AND REMEDIES.

In the event of any deadlock among the Company’s Board of Directors, then the parties in deadlock must submit the issue to binding arbitration for resolution in accordance with the prevailing rules of the American Arbitration Association in Los Angeles, California.  In order to initiate the arbitration process, the Shareholders will either mutually agree on an independent arbitrator, or if they do not agree on an arbitrator within ten (10) days after the deadlock, then each will choose an arbitrator within ten (10) days thereafter, and the two arbitrators will then expeditiously select a third arbitrator to hear the dispute.  The cost of the arbitration will be borne by the Company.  It is expressly agreed that the parties to any such arbitration may take discovery as contemplated and provided for by California Code of Civil Procedure §1283.05.  Arbitration is not mandatory in the event that a party seeks relief at law or in equity for any reason other than a deadlock of the Company’s Board of Directors.  In this regard, the parties will have all remedies available to them at law or in equity in the event of a breach of this Agreement by any party, or for any reason other than a deadlock of the Company’s Board of Directors.

23.	REPRESENTATION.

All parties hereto waive any conflict that may be created by virtue of having this Agreement prepared by counsel to the Company.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first hereinabove set forth.

“Shareholders”	Carbon Sciences, Inc.
A Nevada Corporation

By:________________________________
William E. Beifuss, Jr., Chief Executive Officer

__________________________________
Kaustav Banerjee

“Company”	Transphene, Inc.
A Nevada Corporation

By:________________________________
`	William E. Beifuss, Jr., Chief Executive Officer

SCHEDULE 1 TO THE
SHAREHOLDERS’ AGREEMENT OF

TRANSPHENE, INC.

SHAREHOLDERS OF TRANSPHENE, INC.

Names and Addresses of	Number of Shares
Shareholder	Owned

Kaustav Banerjee	1,000,000 shares
5511-C Ekwill Street
Santa Barbara, California 93111

Carbon Sciences, Inc.	1,000,000 shares
5511-C Ekwill Street
Santa Barbara, California 93111